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                         SCHEDULE B DATED APRIL 7, 2005
                  TO THE MUTUAL FUND CUSTODY AGREEMENT BETWEEN
                       UNION BANK OF CALIFORNIA, N.A. AND
                    BISHOP STREET FUNDS DATED AUGUST 4, 2000

Schedule B to the Mutual Fund Custody Agreement dated August 4, 2000 between Union Bank of California, N.A. and Bishop Street Funds is hereby amended as follows:

Bishop Street Equity Fund
Bishop Street High Grade Income Fund
Bishop Street Hawaii Municipal Bond Fund
Bishop Street Money Market Fund Bishop Street
Treasury Money Market Fund
Bishop Street Strategic Growth Fund
Bishop Street Tax Managed Equity Fund
Bishop Street Index Plus Fund